Exhibit 10.1

EMPLOYEE SEPARATION AGREEMENT WITH RELEASE OF CLAIMS

This Employee Separation Agreement With Release of Claims (“Agreement”) is entered into, by and between St. Bernard Software, Inc. (the “Company” or “St. Bernard Software”) and Robert Crowe (“You,” “Your” or “Mr. Crowe”) on the date it is executed by Mr. Crowe with respect to the following facts.

The purpose of this Agreement is to settle completely and forever release St. Bernard Software and all persons or entities being released herein from all known or unknown claims of every kind which Mr. Crowe has asserted or could assert against St. Bernard Software for the time period up to and including the date of this Agreement. These include, but are not limited to, all claims arising out of or related to Mr. Crowe’s employment or separation from employment with St. Bernard Software.

WHEREFORE, the parties agree as follows:

1.	Last Day: Your last day “worked” will be May 11, 2007, which shall be considered the date of your termination of employment with the Company. On your last day “worked” you will be paid all compensation due to you including normal salary, bonus and accrued but unused PTO.

2.

Consideration. In consideration of the covenants, warranties and releases given hereinafter, St. Bernard Software will provide you with severance pay, which consists of the equivalent of nine (9) months of your annual base salary for the 2007 fiscal year (i.e. $180,000). Such amount shall be paid as salary continuation payments over the nine (9) month period in accordance with the Company’s standard payroll schedule. Such payments shall be subject to any required withholding for federal, state or local taxes and employee health benefit contributions. In addition, the Company will pay your COBRA premiums through the severance period. Severance pay and benefits will terminate should you obtain employment of more than five days per month prior to the completion of the severance period. For the purposes of the prior sentence, “employment” means receiving any compensation for your services. In order to receive your paycheck, you will be required to send an email on the 1st and the 15th of each month attesting to your employment status.

The agreement by St. Bernard Software to pay Mr. Crowe is absolutely conditional and contingent upon the effective release of all claims of every kind, known or unknown, which have been asserted or could be asserted against St. Bernard Software by Mr. Crowe, including, without limitation, any and all claims for payment of wages which amounts are disputed. The parties acknowledge that the payment provided under this Agreement is in settlement of all disputed claims and agree that Mr. Crowe is not entitled to any other consideration, compensation or benefits. This waiver of claims does not include waiver of any rights that Mr. Crowe may have arising out of or relating to his status as a stockholder of the Company, including his rights as a stockholder in connection with consummation of the merger of Old St. Bernad Software and Sand Hill IT Acquisition Corporation in July of 2006.

3.	General Release: In consideration of the covenants contained herein, you, Mr. Crowe, hereby release and forever discharge the “Company”, consisting of St. Bernard Software and each of its present and former predecessors, successors, parent companies, subsidiaries, affiliates, owners, stockholder, agents, directors, officers and employees, and all personal acting by, through, under or in concert with them, from any and all manner of actions suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Company, from the beginning of time to the date of this General Release.

a.

The release includes, without limitation, any Claims arising out of, based upon, or relating to Mr. Crowe’s employment, compensation, or termination from employment with the Company, and any Claims arising out of, based upon, or related to Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the

California Fair Employment and Housing Act, the California Labor Code, the California Business and Professions Code, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, or any other state or federal law governing discrimination in employment, the payment of wages or employment benefits, breach of contract, fraud, defamation, infliction of emotional distress, breach of implied covenant of good faith and fair dealings, wrongful discharge from employment, or violation of constitutional rights.

4.	Age Discrimination Claim Waiver: This Agreement in intended by the parties to release and discharge any and all claims of Employee against Employer as set forth above, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. section 621 et. Seq. It is the intent of Employee and Employee that this agreement satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f) for a valid waiver. The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose.

5.	Stock Options: The parties acknowledge that Mr. Crowe holds certain stock options granted to him by the Company pursuant to the terms of his employment (the “Stock Options”). Any unvested Stock Options shall expire upon your last day “worked” and all vested Stock Options shall remain exercisable through the three (3) month period from your last day “worked”. Any options that are not exercised within such 3-month period shall immediately expire.

6.	No Further Claims. Mr. Crowe expressly agrees that neither he nor his spouse, employees, agents, representatives, successors, assigns or attorneys will continue and/or institute any legal or administrative proceedings against the Company, or any person or entity released in this Agreement, before any court, administrative agency, arbitrator or any other tribunal whatsoever, by reason of any claim, liability or cause of action, whether known or unknown, being released herein.

7.	No Assignment or Transfer of Claims. Mr. Crowe represents and warrants that he has not assigned, transferred or purported to assign or transfer to any other person or entity, any rights, claims or causes of action herein released and discharged, and that no other person or entity has any interest in the matters herein released and discharged, except as expressly stated herein. Furthermore, Mr. Crowe shall indemnify and hold the Company, and all persons or entities released herein, harmless from and against any rights, claims or causes of action which arise from or have been assigned or transferred contrary to the foregoing representations, or in violation of the foregoing warranties, and shall hold such persons or entities harmless from any and all loss, expense and/or liability arising directly or indirectly out of the breach of any of the foregoing representations or warranties.

In the event Mr. Crowe becomes deceased during the severance period, all remaining payments will become the property of Mr. Crowe’s estate.

8.	Civil Code 1542 Waiver. You expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, which states as follows:

i.	“A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

You acknowledge that you have read all this release including the above Civil Code section, and that you fully understand both the General Release and the Civil Code section. For the purpose of implementing a complete release and discharge of the Company, you agree that this Agreement and General Release is intended to include in its effect all Claims which you do not know or suspect to exist in the company’s favor at the time you signed the Agreement, and that this General Release extinguished any such Claim.

9.	No Admission. It is understood and agreed that the payment of any money to you and the signing of this Agreement does not in any way indicate that you have viable claims against the Company or that the Company admits any liability to you whatsoever. This Agreement is a compromise and settlement of disputed claims being released herein.

10.	Derogatory Comments. You further agree to refrain from engaging in any derogatory conversations or making any derogatory comments regarding St. Bernard Software, and each of its present and former predecessors, successors, parent companies, subsidiaries, affiliates, owners, stockholder, agents, directors, officers and employees, and all personnel acting by, through, under or in concert with them. Failure to comply could result in legal action by St. Bernard Software. St. Bernard Software agrees to refrain from engaging in any derogatory conversations or making any derogatory comments regarding you.

11.	No External or Prior Representations/Voluntary Agreement. The parties represent and warrant that they are not relying, and have not relied, on any representations or statements, verbal or written, made by any other party with regard to the facts involved in this controversy or with regard to such party’s rights or asserted rights arising out of Mr. Crowe’s alleged claims or the execution and terms of this Agreement, except as provided herein. Each party has had the opportunity to consult with an attorney regarding the terms of this Agreement and has done so to the extent desired. Each party has entered into this Agreement freely, willingly and without any coercion or duress.

12.	Legal Counsel: You are fully aware of your right to discuss any and all aspects of this matter with an attorney, and you have carefully read and fully understand this General Release. You have not been forced into signing this General Release and you agree to all of its terms voluntarily.

a.	You acknowledge that you have been given at least twenty one (21) days in which to consider whether or not to enter into this agreement. You understand that at your option, you may elect not to use the full 21-day period. This Agreement shall not become effective or enforceable until seven (7) days after you sign this agreement. In other words, you may revoke your acceptance of this agreement within seven (7) days after the date you sign it. Your revocation must be in writing and be received y St. Bernard Software Human Resources Department within the seven (7) day period in order to be effective. If you do not revoke acceptance within the seven (7) day period, your acceptance of this agreement shall become binding and enforceable. The severance pay described shall be begin the pay period following the eighth day after you sign and return this agreement provided it has not been revoked.

b.	You understand that should you breach this Release, then you shall be liable to reimburse the Company for all costs and expenses, including court costs and attorneys’ fees, incurred to enforce the Company’s’ rights under this General Release.

c.	In addition, if you breach this General Release, you must immediately pay the Company an amount equal to that paid to you as consideration for this Release.

13.	Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.	Successors and Assigns. This Agreement shall be binding upon the parties and their representatives, successors and assigns, and shall serve to the benefit of said parties and all other persons and entities released.

15.	Modification. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter and cannot be amended, supplemented or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modifications is sought.

16.	Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according the laws of the State of California.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

5-11-07	/s/ Robert Crowe	Robert Crowe
Date	Employee Signature	Print Name

5-11-07	/s/ Vince Rossi
Date	Vince Rossi President/CEO